EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Biomoda, Inc.
(A Development Stage Company)
Albuquerque, New Mexico

We hereby consent to the inclusion in this Registration Statement on Form S-1 dated September 28, 2011 of our report dated March 14, 2011 relating to the consolidated financial statements for the years ended December 31, 2010 and 2009 and for the period from January 3, 1990 (inception) through December 31, 2010, included in the Annual Report on Form 10-K of Biomoda, Inc. for the year ended December 31, 2010.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

www.gbhcpas.com
Houston, Texas

September 28, 2011